                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
    240.14a-12

                            SEALED AIR CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:

       -----------------------------------------------------------------------

    2) Aggregate number of securities to which transaction applies:

       -------------------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       -----------------------------------------------------------------------

    4) Proposed maximum aggregate value of transaction:

       -----------------------------------------------------------------------

    5) Total fee paid:

       -----------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

        ------------------------------------------
     2) Form, Schedule or Registration Statement No.:

        ------------------------------------------
     3) Filing Party:

        ------------------------------------------
     4) Date Filed:

        ------------------------------------------

[SEALED AIR CORPORATION LOGO]



                                        March 31, 1999

Dear Fellow Stockholder:


     You are cordially invited to attend the Annual Meeting of the Stockholders of Sealed Air Corporation scheduled to be held on Friday, May 21, 1999 at 10:00 a.m. at the Saddle Brook Marriott, Garden State Parkway at I-80, Saddle Brook, New Jersey 07663-5894. Your Board of Directors and senior management look forward to greeting you personally at the meeting.


     At this meeting, you will be asked to vote on certain amendments to the Company's Charter to repeal certain provisions that inhibit the exercise by the stockholders of their rights to influence the Company's corporate governance. The repeal of these provisions requires the affirmative vote of more than 80% of the Company's stock, so it is particularly important that you vote in favor of these amendments.


     You will also be asked to elect four directors and to ratify the selection of KPMG LLP as the Company's auditors for 1999. These proposals are important, and we urge you to vote in favor of them.


     Regardless of the number of shares of Common Stock or Preferred Stock you own, it is important that they be represented and voted at the meeting. You may vote your shares by signing, dating and mailing the enclosed proxy in the return envelope provided. Stockholders of record also have the new options of voting by telephone or via the Internet. Instructions for voting by telephone and via the Internet are set forth in the attached Proxy Statement and on your proxy card. Your prompt cooperation is appreciated.


    On behalf of your Board of Directors, we thank you for your continued support.


                                        Sincerely,


                                        /s/ T.J. Dermot Dunphy
                                        -------------------------------
                                        T. J. DERMOT DUNPHY
                                        Chairman of the Board and
                                        Chief Executive Officer

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                                  MAY 21, 1999
                                 ------------

     The Annual Meeting of Stockholders of Sealed Air Corporation, a Delaware corporation (the "Company"), will be held on May 21, 1999 at 10:00 a.m. local time, at the Saddle Brook Marriott, Garden State Parkway at I-80, Saddle Brook, New Jersey 07663-5894, for the following purposes:


    1. to consider and act upon proposed amendments to the Company's Amended and Restated Certificate of Incorporation that would repeal certain provisions of the Certificate of Incorporation. These amendments require the affirmative vote of 80% in voting power of the Company's capital stock, and the provisions proposed to be repealed are as follows:

        (a) provisions requiring a classified board and removal of directors only for cause;

        (b) a provision prohibiting stockholder action by written consent; and

        (c) a provision requiring 80% stockholder vote to amend the Company's by-laws;

    2.  to elect four directors of the Company as Class I directors;


    3. to ratify the appointment of KPMG LLP as the independent auditors of the Company for the fiscal year ending December 31, 1999; and


    4. to transact such other business as may properly come before the meeting or any adjournments thereof.


     The Board of Directors has fixed the close of business on March 24, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.


     A copy of the Company's 1998 Annual Report to Stockholders has been sent to all stockholders of record. Additional copies are available upon request.


     The Company invites you to attend the meeting so that management can review the past year with you, listen to your suggestions, and answer any questions you may have. In any event, because it is important that as many stockholders as possible be represented at the meeting, please review the attached Proxy Statement promptly and then complete and return the enclosed proxy in the accompanying post-paid, addressed envelope, or vote by telephone or via the Internet by following the instructions for voting set forth in the attached Proxy Statement and on your proxy card. If you attend the meeting, you may vote your shares personally even though you have previously voted by mail, telephone or via the Internet.


                                     By Order of the Board of Directors
                                             H. KATHERINE WHITE
                                                  Secretary


Saddle Brook, New Jersey
March 31, 1999

                                   CONTENTS

                                                                             PAGE
                                                                            -----
  General Information ...................................................     1
  Voting Procedures .....................................................     1
  The Merger and Related Transactions ...................................     3
  Management ............................................................     3
  Voting Securities .....................................................     4
  Repeal of Supermajority Provisions of the Company's Charter ...........     7
  Section 16(a) Beneficial Ownership Reporting Compliance ...............     8
  Election of Directors .................................................     8
  Committees of the Board of Directors ..................................    11
   Current Committees of the Board of Directors .........................    11
   Committees Prior to the Merger .......................................    11
   Compensation Committee Interlocks and Insider Participation ..........    12
  Directors' Compensation ...............................................    13
   Current Directors' Compensation ......................................    13
   Directors' Compensation Prior to the Merger ..........................    13
  Executive Compensation ................................................    14
   Summary Compensation Table ...........................................    14
   Report of the Company's Organization and Compensation Committee
     on Executive Compensation ..........................................    16
  Common Stock Performance Comparisons ..................................    20
  Selection of Auditors .................................................    21
   Change of Auditors in 1998 ...........................................    21
  Stockholder Proposals for the 2000 Annual Meeting .....................    21
  Other Matters .........................................................    22
  Annex A -- Proposed Amendments to the Company's Charter ...............   A-1

                             SEALED AIR CORPORATION
                                  PARK 80 EAST
                      SADDLE BROOK, NEW JERSEY 07663-5291

                                PROXY STATEMENT
                              DATED MARCH 31, 1999

                             ---------------------

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 21, 1999

                             ---------------------

                              GENERAL INFORMATION

     This Proxy Statement is being furnished to the holders of the Common Stock and Preferred Stock (as defined below) of Sealed Air Corporation (the "Company"), a Delaware corporation, in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Saddle Brook Marriott, Garden State Parkway at I-80, Saddle Brook, New Jersey 07663-5894 at 10:00 a.m. local time on May 21, 1999, and at any adjournments thereof. The enclosed proxy is being solicited by the Board of Directors of the Company. This Proxy Statement and the enclosed proxy are first being mailed to stockholders on or about March 31, 1999.


                               VOTING PROCEDURES

     Your vote is very important. Stockholders of record may vote by telephone, via the Internet or by mail. A toll-free telephone number and web site address are included on the proxy card. If you chose to vote by mail, a postage paid envelope is provided. You may save the Company the expense of a second mailing if you vote promptly.


Voting by Telephone

     Stockholders of record may vote by using the toll-free number listed on the proxy card. Telephone voting is available 24 hours a day. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate stockholders by using individual control numbers provided on each proxy card. If you vote by telephone, you do not need to return your proxy card. Please see the proxy card for specific instructions.


Voting via the Internet

     Stockholders of record may also vote via the Internet as instructed on the proxy card. Internet voting is available 24 hours a day. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. Our Internet voting procedures are designed to authenticate stockholders by using individual control numbers provided on each proxy card. If you vote via the Internet, you do not need to return your proxy card. Please see the proxy card for specific instructions.


Voting by Mail

     If you chose to vote by mail, simply mark your proxy card, sign and date it, and return it in the postage-paid envelope provided. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted as recommended by the Board of Directors.


If You Wish to Revoke Your Proxy

     Whether you vote by telephone, via the Internet, or by mail, you may later revoke your proxy at any time before it is exercised by: (i) submitting a properly signed proxy with a later date; (ii) voting by telephone or via the Internet at a later time, or (iii) voting in person at the Annual Meeting.

Voting at the Annual Meeting

     The method by which you vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. Any stockholder of record may vote in person at the Annual Meeting whether or not he or she has previously returned a proxy card or voted by telephone or via the Internet. If your shares are held in the name of a bank, broker, or other holder of record, you must obtain a written proxy, executed in your favor, from the holder of record to be able to vote at the meeting. If you hold shares in the Company's Profit-Sharing Plan or the Company's Thrift Plan for Cryovac Employees, you cannot vote those shares in person at the Annual Meeting (see "Voting by Plan Participants" below).

     All shares that have been properly voted, whether by telephone, Internet or mail, and not revoked, will be treated as being present for the purpose of determining the presence of a quorum at the Annual Meeting. and will be voted at the annual meeting.


Voting on Other Matters

     If any other matters are properly presented for consideration at the Annual Meeting, the persons named in the proxy will have the discretion to vote on those matters for you. The Company does not know of any other matters to be presented for consideration at the Annual Meeting.


Voting Policies

     Regardless of whether you vote by telephone, via the Internet or by mail, if you specify the manner in which your shares are to be voted on a matter, the shares represented by your proxy will be voted in accordance with your specification. If you do not make such a voting specification, your shares will be voted in the manner recommended by the Board of Directors as shown in this Proxy Statement and on the proxy.

     Under the rules of the New York Stock Exchange, Inc., brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from their customers who are the beneficial owners of such shares. The Company understands that, unless instructed to the contrary by the beneficial owners of shares held in street name, brokers may exercise such authority to vote on the election of directors and the ratification of the appointment of the Company's auditors. However, brokers may not exercise such discretionary voting authority with respect to the proposed amendments to the Company's Amended and Restated Certificate of Incorporation (the "Company's Charter"). Stockholders holding shares in street name or otherwise through a broker who desire to vote in favor of the proposed amendments to the Company's Charter must provide their broker with instructions to vote their shares in favor of such matter. Proxies returned by mail, telephone or Internet that are voted to abstain (including proxies containing broker non-votes) on any matter to be acted upon by the stockholders will be treated as present at the meeting for the purpose of determining a quorum. Abstentions, but not broker non-votes, will be counted as votes cast on such matters.


Voting by Plan Participants

     For each participant in the Company's Profit-Sharing Plan, the proxy also serves as a voting instruction card permitting the participant to provide voting instructions to Fidelity Management Trust Company ("Fidelity"), trustee for the Profit-Sharing Plan, for the shares of Common Stock allocated to his or her account in such Plan. For each participant in the Company's Thrift Plan for Cryovac Employees, the proxy also serves as a voting instruction card permitting the participant to provide voting instructions to Fidelity, trustee for the Thrift Plan for Cryovac Employees, for the shares of Common Stock and Preferred Stock allocated to his or her account in such Plan. Telephone and Internet voting are also available to Plan participants. Fidelity will vote such allocated shares in each Plan as directed by each participant who provides voting instructions to it on or before May 17, 1999. The terms of each such Plan provide that shares allocated to the accounts of participants who do not provide timely voting instructions will be voted by Fidelity in the same proportion as shares are voted on behalf of participants who provide timely voting instructions.

                      THE MERGER AND RELATED TRANSACTIONS

     Until March 31, 1998, the Company was named W. R. Grace & Co. References in this Proxy Statement to "Old Grace" refer to the Company prior to March 31, 1998. On March 31, 1998, the Company and Sealed Air Corporation (US), a Delaware corporation formerly known as Sealed Air Corporation ("Old Sealed Air"), completed a series of related transactions as a result of which, among other things:

     (a) The Company's specialty chemicals business was separated from its packaging business, the packaging business ("Cryovac") was contributed to one group of wholly owned subsidiaries, and the specialty chemicals business was contributed to another group of wholly owned subsidiaries ("New Grace"), pursuant to a Distribution Agreement dated as of March 30, 1998 among the Company, W. R. Grace & Co.-Conn. and New Grace. The Company then distributed all of the outstanding shares of common stock of New Grace to the Company's stockholders at that time, and those stockholders became stockholders of New Grace, which is now a separate publicly owned corporation. These transactions are referred to in this Proxy Statement as the "Reorganization."

     (b) The Company recapitalized its outstanding shares of common stock, par value $0.01 per share ("Old Grace Common Stock"), into the Common Stock and the Preferred Stock (the "Recapitalization").

     (c) A subsidiary of the Company merged into Old Sealed Air, with Old Sealed Air being the surviving corporation (the "Merger"), pursuant to an Agreement and Plan of Merger dated as of August 14, 1997 among the Company, Old Sealed Air and such subsidiary (the "Merger Agreement").

     As a result of these transactions, New Grace became a separate publicly owned corporation named W. R. Grace & Co., which was managed by the former management of the Company, and the Company, which now operates the businesses of Old Sealed Air and Cryovac and is managed primarily by the former management of Old Sealed Air, was renamed Sealed Air Corporation.

     In the Recapitalization, the outstanding shares of Old Grace Common Stock were converted into approximately 40,648,000 shares of Common Stock and 36,000,000 shares of Preferred Stock, and pursuant to the Merger Agreement, each of the 42,624,246 shares of the common stock, par value $0.01 per share, of Old Sealed Air ("Old Sealed Air Common Stock") outstanding on March 31, 1998 was converted into one share of the Common Stock of the Company. In addition, outstanding options to purchase Old Grace Common Stock that were held by Cryovac's employees were converted into options to purchase approximately 489,000 shares of the Company's Common Stock.


                                  MANAGEMENT

     Upon the completion of the Merger on March 31, 1998, in accordance with the Merger Agreement, all of the directors of the Company other than Hank Brown, Christopher Cheng, Virginia A. Kamsky and John E. Phipps resigned as directors of the Company. These four remaining directors then elected as additional directors in the classes set forth below under "Election of Directors" the seven persons who were serving as directors of Old Sealed Air immediately prior to the Merger. The Board also elected T. J. Dermot Dunphy, the Chairman of the Board and Chief Executive Officer of Old Sealed Air, as its Chairman.

     In addition, in accordance with the Merger Agreement, all of the persons who had served as executive officers of the Company prior to the Merger, other than Gary Kaenzig, resigned effective upon the completion of the Merger. All the executive officers of Old Sealed Air immediately prior to the Merger as well as certain executives of Cryovac have been appointed by the Board to be executive officers of the Company since the Merger. Also, on July 1, 1998, Daniel S. Van Riper, who had previously been a partner of KPMG LLP, was appointed Senior Vice President and Chief Financial Officer of the Company.

                               VOTING SECURITIES

     The voting securities of the Company are the outstanding shares of its common stock, par value $0.10 per share ("Common Stock"), and its Series A convertible preferred stock, par value $0.10 per share ("Preferred Stock"). As of the close of business on March 24, 1999, 83,486,552 shares of Common Stock were issued and outstanding, each of which is entitled to one vote at the Annual Meeting. As of the close of business on March 24, 1999, 35,819,125 shares of Preferred Stock were issued and outstanding, each of which is entitled to 0.885 votes at the Annual Meeting, with the Preferred Stock being entitled to an aggregate of 31,699,926 votes at the Annual Meeting. Only holders of record of Common Stock and Preferred Stock at the close of business on March 24, 1999 will be entitled to notice of and to vote at the Annual Meeting. A list of those stockholders will be kept at the Company's principal office at Park 80 East, Saddle Brook, New Jersey for a period of ten days prior to the meeting.

     A majority in voting power of the outstanding shares of Common Stock and Preferred Stock present in person or represented by proxy will constitute a quorum for the transaction of business at the Annual Meeting. The proposed amendments to the Company's Charter must be approved by the affirmative vote of at least 80 percent of the combined voting power of the shares of Common Stock and Preferred Stock. The directors are elected by a plurality of the votes cast in the election, and the ratification of the appointment of auditors and any other matters to be considered at the Annual Meeting must be approved by the affirmative vote of the holders of a majority of the combined voting power of the shares of Common Stock and Preferred Stock present in person or represented by proxy at the Annual Meeting.

     The following table sets forth, as of the date indicated in the applicable
Schedule 13G with respect to each person identified as having filed a Schedule 13G and as of March 15, 1999 with respect to each current director, nominee for election as a director and current executive officer, the number and percentage of outstanding shares of Common Stock and Preferred Stock (i) beneficially owned by each person known to the Company to be the beneficial owner of more than five percent of the then outstanding shares of each such class, (ii) beneficially owned, directly or indirectly, by each current director, nominee for election as a director and by each of the current executive officers of the Company named in the Summary Compensation Table set forth below, and (iii) beneficially owned, directly or indirectly, by all directors and executive officers of the Company as a group.




                                                SHARES OF                PERCENTAGE
                                                 CLASS                OF OUTSTANDING
           BENEFICIAL OWNER                BENEFICIALLY OWNED         SHARES IN CLASS
           ----------------                ------------------         ----------------
COMMON STOCK:
FMR Corp.(1) .........................      4,696,975                      5.5
 82 Devonshire Street
 Boston, Massachusetts 02109-3614
Tiger Management L.L.C. and
 Tiger Performance L.L.C.(2) .........     14,080,870                     16.9
 101 Park Avenue
 New York, New York 10178
Hank Brown ...........................          4,504 (4)(5)                *
Leonard R. Byrne .....................         17,030 (4)(6)(7)(8)          *
John K. Castle .......................         20,136                       *
Christopher Cheng ....................          1,676 (4)(5)                *
Lawrence R. Codey ....................         17,200 (5)                   *
Bruce A. Cruikshank ..................        168,137 (7)                   *
T. J. Dermot Dunphy ..................      1,174,857 (4)(5)(7)            1.4
Charles F. Farrell, Jr ...............         24,600 (5)                   *
David Freeman ........................          6,800                       *
William V. Hickey ....................        317,302 (4)(7)                *
J. Gary Kaenzig, Jr ..................         59,630 (4)(5)(6)(7)(8)       *
Virginia A. Kamsky ...................          4,212 (4)                   *

                                                       SHARES OF            PERCENTAGE
                                                         CLASS            OF OUTSTANDING
                BENEFICIAL OWNER                  BENEFICIALLY OWNED      SHARES IN CLASS
                ----------------                  ------------------      ---------------
Alan H. Miller .................................         504,710 (5)              *
John E. Phipps .................................          37,277 (4)(5)           *
Robert L. San Soucie ...........................          10,100 (5)              *
All directors and executive officers as a group
 (30 persons) ..................................       3,050,249 (4)(6)(7)       3.7
                                                                 (8)(9)
SERIES A CONVERTIBLE PREFERRED STOCK:
FMR Corp.(1) ...................................       2,382,260                 6.7
 82 Devonshire Street
 Boston, Massachusetts 02109-3614
Lincoln Capital Management Company (3) .........       3,346,800                 9.3
 200 South Wacker Drive, Suite 2100
 Chicago, Illinois 60606
Hank Brown .....................................           2,762 (10)             *
Leonard R. Byrne ...............................               5 (8)
Christopher Cheng ..............................             236 (10)             *
T.J. Dermot Dunphy .............................           4,000                  *
William V. Hickey ..............................             136                  *
J. Gary Kaenzig, Jr. ...........................           2,726 (8)(10)          *
Virginia A. Kamsky .............................           1,496                  *
John E. Phipps .................................          15,931 (10)             *
All directors and executive officers as a group
 (30 persons) ..................................          27,497 (8)(10)          *

----------
*     Less than 1%.

(1) The ownership information set forth in the table is based on information contained in Amendment No. 2 to Schedule 13G dated February 1, 1999 filed with the Securities and Exchange Commission (the "SEC") by FMR Corp. ("FMR"), which indicated that FMR had sole voting power as to 934,556 shares and sole dispositive power as to 4,696,975 shares of Common Stock. The number of shares of Common Stock beneficially owned includes the right to acquire approximately 2,107,342 shares of Common Stock upon conversion of shares of Preferred Stock.

(2) The ownership information set forth in the table is based on information contained in a Amendment No. 2 to Schedule 13G dated February 12, 1999 filed with the SEC by Tiger Management L.L.C., Tiger Performance L.L.C. and Julian H. Robertson, Jr. (collectively, "Tiger") with respect to the ownership of shares of Common Stock which indicated that Tiger had shared voting power and shared dispositive power as to 14,080,870 shares of Common Stock.

(3) The ownership information set forth in the table is based on information contained in a Schedule 13G dated February 11, 1999 filed with the SEC by Lincoln Capital Management Company ("Lincoln") with respect to the ownership of shares of Preferred Stock, which indicated that Lincoln had sole voting power as to 1,650,565 shares of Preferred Stock and sole dispositive power as to 3,346,800 shares of Preferred Stock. The number of shares beneficially owned includes the right to acquire 2,961,918 shares of Common Stock upon conversion of shares of Preferred Stock.

(4) The number of shares of Common Stock listed for Messrs. Brown, Byrne, Cheng, Dunphy, Hickey, Kaenzig and Phipps, for Ms. Kamsky and for all directors and executive officers as a group includes the right to acquire 2,444, 4, 209, 3,540, 120, 2,412, 14,099, 1,324 and 24,333 shares of
      Common Stock, respectively, upon conversion of shares of Preferred Stock.

(5) The number of shares of Common Stock held by Messrs. Brown, Cheng, Kaenzig and Phipps includes 250, 75, 5,163, and 2,237 shares, respectively, held by trusts of which they are beneficiaries. The number of shares of Common Stock held by Mr. Dunphy includes 82,600 shares held by him as custodian for certain of his children and 29,250 shares held by a charitable foundation for which he shares voting and investment power. The number of shares of Common Stock held by Mr. Farrell includes 15,200 shares held in a revocable retirement trust of which he is the trustee and sole beneficiary. The number of shares of Common Stock held by Mr. Phipps includes 9,352 shares held by trusts over which he shares voting and investment power, and 4,824 shares held in trust for his wife. Mr. San Soucie shares investment and voting power as to 620 of the shares of Common Stock beneficially owned by him with his wife. The number of shares of Common Stock listed for Mr. Codey includes 200 shares held by his daughter, for which he disclaims beneficial ownership. The number of shares of Common Stock listed for Mr. Miller includes 3,500 shares held by his wife, for which he has not made an admission of beneficial ownership.

(6) The number of shares of Common Stock listed for all directors and executive officers as a group includes the right to acquire 30,000 shares under the Company's Contingent Stock Plan. The number of shares of Common Stock listed for Messrs. Byrne and Kaenzig and all directors and executive officers as a group includes the right to acquire 4,644, 28,041 and 73,644 shares, respectively, upon exercise of options granted by Old Grace.

(7) This figure includes approximately 127, 20,537, 67,467, 13,429, 127, and 222,427 shares of Common Stock held in the Company's Profit-Sharing Plan trust fund with respect to which Messrs. Byrne, Cruikshank, Dunphy, Hickey and Kaenzig and the executive officers of the Company who participate in such Plan as a group, respectively, may, by virtue of their participation in such Plan, be deemed to be beneficial owners. As of March 15, 1999, approximately 2,868,275 shares of Common Stock were held in the trust fund under such Plan, constituting approximately 3.4% of the outstanding shares of Common Stock.

(8) The number of shares of Common Stock listed for Mr. Byrne, Mr. Kaenzig and for all directors and executive officers as a group, respectively, includes approximately 5, 387 and 1,923 shares, respectively, held in the trust fund for the Company's Thrift Plan for Cryovac Employees. The number of shares of Preferred Stock listed for Mr. Byrne, Mr. Kaenzig and for all directors and executive officers as a group, respectively, includes approximately 5, 5 and 215 shares of Preferred Stock, respectively, held in the trust fund for the Company's Thrift Plan for Cryovac Employees. As of March 15, 1999, approximately 672,693 shares of Common Stock and approximately 396,058 shares of Preferred Stock were held in the trust fund for such Plan, constituting approximately 1% and 1.1%, respectively, of the outstanding shares of such classes.

(9) This figure includes, without duplication, all of the outstanding shares of Common Stock referred to in notes 4 through 8 above as well as 14,400 shares for which voting and investment power is shared by executive officers of the Company and 3,597 shares held by or for family members of executive officers of the Company who are not named in the above table.

(10) The number of shares of Preferred Stock held by Messrs. Brown, Cheng, Kaenzig and Phipps and all directors and executive officers as a group includes 221, 66, 2,721, 1,982 and 4,990 shares of Preferred Stock, respectively, held by trusts of which they are beneficiaries. The number of shares of Preferred Stock held by Mr. Phipps includes 8,288 shares of Preferred Stock held by trusts over which he shares voting and investment power, and 4,275 shares held in trust for his wife.

                      REPEAL OF SUPERMAJORITY PROVISIONS
                           OF THE COMPANY'S CHARTER

     At a special meeting of stockholders held on March 20, 1998 to approve the Merger and again at the 1998 Annual Meeting of stockholders, the Company sought the approval of its stockholders to repeal certain provisions of the Company's Charter that are described below. Although over 98% of the shares voted were voted in favor of the proposal to repeal such provisions at both meetings, the proposal nevertheless did not receive the required 80% affirmative vote for their repeal. These provisions, which are referred to below as the "Supermajority Provisions," cannot be amended or repealed without the affirmative vote of stockholders owning at least 80% of the combined voting power of the outstanding Common Stock and Preferred Stock. The provisions limit the ability of the holders of the Company's Common and Preferred Stock to influence the corporate governance of the Company and to take certain actions that they would otherwise be permitted to take under Delaware law. The Board of Directors believes that the absence of provisions such as the Supermajority Provisions in its charter was an important part of the culture and success of Old Sealed Air prior to the Merger, and that the repeal of the Supermajority Provisions would be similarly beneficial to the Company.

     The Supermajority Provisions proposed to be repealed now provide that:

     (a) the directors of the Company, other than those who may be elected by the holders of any class or series of Preferred Stock or other capital stock as set forth in the Company's Charter, are to be divided into three classes, as nearly equal in number as possible, with the members of each class of directors to be elected for terms of three years, and directors of the Company may be removed by the stockholders only for cause, subject to the rights of the holders of any class or series of Preferred Stock or other capital stock as set forth in the Company's Charter;

     (b) subject to the rights of the holders of any class or series of Preferred Stock or other capital stock to elect additional directors under specific circumstances, actions of the stockholders by written consent pursuant to Delaware law are prohibited; and

     (c) although the stockholders have the authority to amend or repeal the by-laws of the Company, they may not exercise this right unless any such proposed amendment or repeal is approved by stockholders with at least 80% of the voting power of the outstanding voting securities, voting as a single class.

     The election of directors is the primary avenue for stockholders to influence corporate policies and to hold management accountable for its implementation of those policies. The Company's management and its Board of Directors believe that the accountability of the Board of Directors to the stockholders is enhanced when the directors are required to stand for annual election. A classified board, one of the Supermajority Provisions, deprives the stockholders of the ability to express their evaluation of the performance of the whole Board of Directors annually by granting staggered three-year terms to the directors. In keeping with the goal of maximizing director accountability to the stockholders, the Board of Directors has determined that having all of the Company's directors elected annually, as was the case for Old Sealed Air prior to the Merger, would best serve the interests of the Company and its stockholders.

     Although the authority of the stockholders to amend or repeal by-laws of a publicly owned corporation such as the Company is rarely exercised, the ability to exercise that right by a majority of the voting power is an important element of corporate governance, as are the rights of the stockholders under Delaware law to act by written consent and to remove directors, with or without cause.

     For the reasons set forth above, the Company believes that the Supermajority Provisions should be repealed. The forms of Articles SEVENTH, FIFTEENTH and SIXTEENTH of the Company's Charter attached to this Proxy Statement in Annex A illustrate how these provisions of the Company's Charter would read if the Supermajority Provisions were repealed. Also included in Annex A is a marked version, indicating the changes that would be made to the existing provisions of the Company's Charter if the Supermajority Provisions were repealed.

   If all Supermajority Provisions are repealed:

     (a) Article SIXTEENTH of the Company's Charter will be amended in its entirety, thereby eliminating the provisions of the Company's Charter providing for the classification of the Board of Directors and prohibiting the removal of directors other than for cause (item 3 on the proxy card);

     (b) the stockholders will be entitled to act by written consent in lieu of a meeting (item 4 on the proxy card); and

     (c) the stockholders will, as provided by the by-laws of the Company, be entitled to adopt, amend or repeal the Company's by-laws by the affirmative vote of a majority of the voting power of the then outstanding shares of Common Stock and Preferred Stock (item 5 on the proxy card).

     If the repeal of the Supermajority Provision calling for a classified board is approved, in order to provide for an orderly transition, the Class I Directors who are standing for election at the Annual Meeting will be elected to three-year terms ending at the 2002 Annual Meeting. The terms of the Class II Directors will continue until the 2000 Annual Meeting, and the terms of the Class III Directors will continue until the 2001 Annual Meeting. After the end of their respective terms, each of these directors will stand for re-election for one-year terms.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THESE PROPOSALS.


            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), requires the Company's executive officers and directors and any persons owning ten percent or more of the Company's Common or Preferred Stock to file reports with the Securities and Exchange Commission to report their beneficial ownership of and transactions in the Company's securities and to furnish the Company with copies of such reports. Based upon a review of such reports filed with the Company, along with written representations from certain executive officers and directors that no such reports were required during 1998, the Company believes that all such reports were timely filed during 1998, except as follows: the transactions pursuant to which the shares of Old Grace Common Stock issued to Mr. Brown, Mr. Cheng, Ms. Kamsky, and Mr. Phipps as non-employee directors of Old Grace in payment of their annual retainer for 1997 were converted into shares of Common Stock and Preferred Stock at the time of the Merger were reported late; Mr. Byrne reported late an open-market purchase during June 1998 of 750 shares of Common Stock; Mr. Farrell reported late an open-market purchase during May 1998 of 1,000 shares of Common Stock; and Mr. Miller reported late two open-market purchases totaling 800 shares of Common Stock by his wife through her separate brokerage account during September and October 1998. Mr Miller's report noted that such filing should not be deemed an admission by Mr. Miller that he was the beneficial owner of such shares purchased by his wife for the purposes of
Section 16(a) under the Securities Exchange Act.


                             ELECTION OF DIRECTORS

     As noted above, the Company's Charter currently divides the Board of Directors into three classes serving staggered terms of three years. Currently, there are four directors in Class I, four directors in Class II, and three directors in Class III.

     The Class II Directors have a term of office that continues until the 2000 Annual Meeting, and the Class III Directors have a term of office that continues until the 2001 Annual Meeting. The current Class I Directors, who have a term of office that expires at the 1999 Annual Meeting, have been nominated by the Board of Directors to be elected to serve until the 2002 Annual Meeting. As noted above, if the proposal to repeal the Supermajority Provision of the Company's Charter calling for a classified board is approved by the stockholders, these directors will thereafter stand for re-election for one-year terms and until their successors are elected and qualified.

     Shares of Common Stock or Preferred Stock represented by a duly executed proxy that is received by the Company will be voted in favor of the election as directors of the nominees for election as Class

I Directors named below unless otherwise specified in the proxy. If any nominee becomes unavailable for any reason or if a vacancy should occur before the election (which events are not anticipated), the shares represented by a duly executed proxy may be voted in favor of such other person as may be determined by the holders of such proxies.

     The information appearing in the following table sets forth for each nominee as a Class I Director and for each continuing Class II or Class III Director his or her business experience for the past five years, the year in which he or she first became a director of the Company or of Old Sealed Air (as indicated in footnotes to the table), and his or her age as of March 15, 1999.

     Prior to the Merger (during the first quarter of 1998), the Board of Directors of Old Grace held two meetings and the Board of Directors of Old Sealed Air held one meeting, and during the remainder of 1998, the Board of Directors of the Company held six meetings (excluding in each case actions by unanimous written consent).

     Each current member of the Board of Directors of the Company attended at least 75 percent of the aggregate number of meetings of the Board of Directors of the Company and of the committees of such Board on which he or she served during 1998.




                                                                                              DIRECTOR
              NAME                                     BUSINESS EXPERIENCE                      SINCE    AGE
              ----                                     -------------------                      -----    ---
NOMINEES FOR ELECTION--CLASS I DIRECTORS--TERMS EXPIRING IN 2002

Hank Brown(2) .................. President of the University of Northern Colorado since         1997      59
                                 July 1998. Formerly Director of the Center for Public Policy
                                 at the University of Denver from January 1997 until
                                 July 1998 and a United States Senator from 1991 until
                                 January 1997. Director of U.S. West.
John K. Castle(1) .............. Chairman and Chief Executive Officer of Castle Harlan, Inc.,   1971      58
                                 a merchant banking firm, and of Branford Castle, Inc., a
                                 holding company. Director of Commemorative Brands, Inc.,
                                 Morton's Restaurant Group, Inc., Statia Terminals
                                 International, N.V. and Universal Compression, Inc.
Charles F. Farrell, Jr.(1) ..... President of Crystal Creek Partners, an investment             1971      68
                                 management and business consulting firm.
Alan H. Miller(1) .............. Private investor. Until his retirement in December 1994,       1984      65
                                 President and Chief Executive Officer of Laird, Inc., a
                                 manufacturer of specialty folding cartons and special
                                 commercial printing and a distributor of rigid plastics.
                                 Director of The Laird Group PLC (listed on the London
                                 Stock Exchange).

DIRECTORS CONTINUING IN OFFICE--CLASS II DIRECTORS--TERMS EXPIRING IN 2000

Christopher Cheng(2) ........... Chairman and Managing Director of the Wing Tai Group of        1997      50
                                 Companies, a garment manufacturer based in Hong Kong,
                                 and Chairman of USI Holdings Ltd., a diverse holding
                                 company with interests in garment manufacturing, property
                                 development, hospitality and telecommunications. Director
                                 of The New World Infrastructure Limited (listed on the
                                 Hong Kong Stock Exchange) and The Gieves Group PLC
                                 (listed on the London Stock Exchange).
T. J. Dermot Dunphy(1) ......... Chairman of the Board and Chief Executive Officer of the       1969      66
                                 Company. Director of Public Service Enterprise Group
                                 Incorporated, Summit Bancorp and Summit Bank.

                                                                                            DIRECTOR
             NAME                                   BUSINESS EXPERIENCE                       SINCE    AGE
             ----                                   -------------------                       -----    ---
Virginia A. Kamsky(2) ....... Founder, Chairman and Chief Executive Officer of Kamsky         1990      45
                              Associates Inc., an advisory, consultancy and investment firm specializing in The People's Republic of China.
John E. Phipps(2) ........... Private investor. General partner of Phipps Ventures and        1975      66
                              Director of Bessemer Group, Bessemer Securities
                              Corporation, Bessemer Trust Company, Bessemer Trust
                              Company of Florida and Bessemer Trust Company, N.A.

DIRECTORS CONTINUING IN OFFICE--CLASS III DIRECTORS--TERMS EXPIRING IN 2001

Lawrence R. Codey(1) ........ President and Chief Operating Officer of Public Service         1993      54
                              Electric and Gas Company, a public utility. Director of Public
                              Service Enterprise Group Incorporated, The Trust Company
                              of New Jersey and United Water Resources, Inc.
David Freeman(1) ............ Chairman and Chief Executive Officer of Loctite Corporation,    1993      54
                              a manufacturer of adhesives and sealants. He has held senior management positions with Loctite Corporation for more
                              than five years. Director of Lydall, Inc. and MECH Financial
                              Inc.
Robert L. San Soucie(1) ..... President and Chief Executive Officer of The Math Learning      1971      71
                              Center, a non-profit educational organization, since
                              September 1997. Previously Managing Director and President
                              of MRV Financial Associates, a financial and management
                              consulting firm.

----------
(1) Director of Old Sealed Air since the year indicated; became a director of the Company in 1998.

(2)   Director of the Company since the year indicated.

                     COMMITTEES OF THE BOARD OF DIRECTORS

     Set forth below is a description of the current committees of the Board of Directors and those that were maintained by Old Grace and Old Sealed Air prior to the Merger.


CURRENT COMMITTEES OF THE BOARD OF DIRECTORS

     The Company's Board of Directors currently maintains an Audit Committee (the "Audit Committee") and an Organization and Compensation Committee (the "Organization and Compensation Committee"). The members of such committees are directors who are neither officers nor employees of the Company. These committees have substantially the same responsibilities as the corresponding committees previously maintained by Old Sealed Air. The Board of Directors has not established a nominating committee.

     The principal responsibilities of the Audit Committee are to advise the Board of Directors as to the selection of auditors, to confer with the firm appointed to audit the books and accounts of the Company and its subsidiaries and to determine, and from time to time report to the Board of Directors upon, the scope of such auditing. The members of the Audit Committee since the Merger are Messrs. Brown, Cheng, Codey, Farrell and San Soucie (Chairman). The Audit Committee held three meetings in 1998 following the Merger.

     The principal responsibilities of the Organization and Compensation Committee are to determine the compensation of the officers of the Company and of the other employees of the Company or any of its domestic subsidiaries with a base annual salary of $150,000 or more, to administer the Company's Contingent Stock Plan and option plans and to authorize the issuance of shares of the Company's Common Stock under the Contingent Stock Plan, to perform the duties and responsibilities of the Board of Directors under the Company's Profit-Sharing Plan (except the authority to determine the amount of the Company's annual contribution to such Plan) and the other tax-qualified retirement plans sponsored by the Company, and to consider and advise the Board of Directors from time to time with respect to the organization and structure of the management of the Company. The members of the Organization and Compensation Committee since the Merger are Messrs. Castle, Freeman, Miller (Chairman), Phipps and Ms. Kamsky. The Organization and Compensation Committee held five meetings in 1998 following the Merger (excluding actions by unanimous written consent.)


COMMITTEES PRIOR TO THE MERGER

     Prior to the Merger, Old Grace maintained an Audit Committee, a Compensation, Employee Benefits and Stock Incentive Committee, a Nominating Committee and a Committee on Corporate Responsibility. These committees were replaced by the committees described above after the Merger.

     Old Grace's Audit Committee was responsible for reviewing the financial information that the Company provided to stockholders and others, the Company's internal controls, and its auditing, accounting and financial reporting processes generally. This Committee's specific responsibilities included (a) recommending to the Board the selection of independent certified public accountants to audit the annual financial statements of the Company and its consolidated subsidiaries, (b) reviewing the annual financial statements, and
(c) meeting with the Company's senior financial officers, internal auditors and independent certified public accountants to review the scope and results of the audit and other matters regarding the Company's accounting, financial reporting and internal control systems. Messrs. Brown and Cheng and Ms. Kamsky were members of this committee, which met twice during the first quarter of 1998.

     Old Grace's Compensation, Employee Benefits and Stock Incentive Committee (the "Old Grace Compensation Committee") made recommendations to the Board with respect to the salary and annual and long-term incentive compensation of certain officers and other high-level employees, as well as the Company's benefit plans, programs and arrangements generally. This Committee also administered the Company's stock incentive plans, determining the recipients and terms of stock incentives. Mr. Phipps was a member of such committee, which met three times during the first quarter of 1998.

     The Nominating Committee of Old Grace recommended to the Board candidates for nomination as directors of the Company. Mr. Phipps chaired that committee, which did not meet during the first quarter of 1998.


     The Committee on Corporate Responsibility of Old Grace advised management on the Company's role in the public sector and its responsibility with respect to matters of public policy. Messrs. Brown and Cheng and Ms. Kamsky were members of such committee, which did not meet during the first quarter of 1998.



     During such quarter, Old Sealed Air also maintained an Audit Committee, the members of which were Messrs. Codey, Farrell and San Soucie (Chairman), which met once in 1998 prior to the Merger, and an Organization and Compensation Committee, the members of which were Messrs. Castle, Freeman and Miller (Chairman), which met twice in 1998 prior to the Merger.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     None of the members of the Organization and Compensation Committee has been an officer or employee of the Company or any of its subsidiaries. Until the end of 1983, Mr. Miller was the President of Cellu-Products Company, a corporation that Old Sealed Air acquired in October 1983.


     Mr. Dunphy is a member of the Organization and Compensation Committee of the Board of Directors of Public Service Enterprise Group Incorporated, the parent company of Public Service Electric and Gas Company. Such committee administers the compensation program for executive officers of Public Service Electric and Gas Company. Mr. Codey is the President and Chief Operating Officer of Public Service Electric and Gas Company.

                            DIRECTORS' COMPENSATION

     Set forth below are descriptions of the Company's current non-employee directors' compensation program as well as of the program that was in effect for non-employee directors of the Company prior to the Merger.


CURRENT DIRECTORS' COMPENSATION

     Each member of the Board of Directors who is neither an officer nor an employee of the Company (each a "non-employee director") receives an annual retainer fee for serving as a director. During 1998, the Company paid such retainer in the form of an annual grant of 1,200 shares of the Company's Common Stock to each eligible director. Such grant was made under the Restricted Stock Plan for Non-Employee Directors (the "Directors Stock Plan").

     Shares of Common Stock issued under the Directors Stock Plan may not be sold, transferred or encumbered while the director serves on the Board of Directors, except that Non-Employee Directors may make gifts of shares issued under the Directors Stock Plan to certain family members or to trusts or other forms of indirect ownership so long as the Non-Employee Director would be deemed a beneficial owner of the shares with a direct or indirect pecuniary interest in the shares and would retain voting and investment control over the shares while the Non-Employee Director remains a director of the Company. During this period, the director is entitled to receive any dividends or other distributions in respect of such shares and has voting rights in respect of such shares. The restrictions on the disposition of shares issued pursuant to the Directors Stock Plan terminate upon the occurrence of any of certain events related to a change of control of the Company that are specified in the Directors Stock Plan.

     In addition, each member of the Audit Committee and the Organization and Compensation Committee receives a retainer fee of $2,000 per year for serving as a member of such committee. The chairman of each such committee receives an additional retainer fee of $2,000 per year for serving as such. Each non-employee director also receives a fee of $1,000 for each Board or committee meeting attended. These fees are paid in cash in quarterly installments. All directors are reimbursed for expenses incurred in attending Board or committee meetings.


DIRECTORS' COMPENSATION PRIOR TO THE MERGER

     The compensation program for non-employee directors of Old Sealed Air during the first quarter of 1998 was substantially the same as the current compensation program for non-employee directors of the Company.

     Under the compensation program for non-employee directors of Old Grace that was in effect prior to the Merger, (a) each non-employee director was entitled to receive an annual retainer of $50,000, of which $35,000 was in the form of Old Grace Common Stock, and the balance was in cash or Old Grace Common Stock, at the election of the director, (b) each committee chair received an additional annual retainer of $3,000 in cash or Old Grace Common Stock, at the election of the director, and (c) each non-employee director received $2,000 for each Board meeting and $1,000 for each committee meeting attended (except that committee chairs received $1,200 per committee meeting), in cash or Old Grace Common Stock, at the election of the director. Each of Messrs. Brown, Cheng and Phipps and Ms. Kamsky participated in this compensation program before the Merger.

     A non-employee director of Old Grace could defer payment of all or part of the fees received for attending Board and committee meetings and/or the cash retainers (or cash portions of the retainers) referred to above. The deferred cash (plus an interest equivalent) was payable to the director or his or her heirs or beneficiaries in a lump sum or in quarterly installments over two to 20 years following a date specified by the director (but in no event earlier than the director's termination from service). The interest equivalent on deferred cash was computed at the higher of (a) the prime rate plus two percentage points or (b) 120% of the prime rate, in either case compounded semiannually. The portion of the annual retainer payable in Old Grace Common Stock could be deferred and held, and the balance of the annual retainer or other retainers and/or fees a director elected to receive in the form of Old Grace Common Stock was deferred and held, in a deferred compensation trust established by the Company. In connection with the Merger, New Grace assumed responsibility for all deferred compensation payable to the directors and has treated the transition of such program to New Grace as the termination from service of Messrs. Brown, Cheng and Phipps and Ms. Kamsky.

     Non-employee directors of Old Grace were also reimbursed for expenses they incurred in attending Board and committee meetings. Old Grace also maintained business travel accident insurance coverage for them. In addition, non-employee directors could receive $1,000 per day for work performed at the request of Old Grace.

     Legal Proceedings; Indemnification. Certain former officers and directors of Old Grace, including Ms. Kamsky and Mr. Phipps, are defendants in or may otherwise be involved in certain stockholder or other litigation that was pending against Old Grace prior to the Merger. Under the terms of the Merger Agreement, New Grace has retained financial responsibility for any liabilities incurred by the Company or its directors or executive officers as a result of such legal proceedings.


                            EXECUTIVE COMPENSATION


SUMMARY COMPENSATION TABLE




                                              ANNUAL COMPENSATION(1)                 LONG-TERM COMPENSATION
                                       ------------------------------------- --------------------------------------
                                                                                      AWARDS              PAYOUTS
                                                                             ------------------------- ------------
                                                                                             NO. OF
                                                                                             SHARES
                                                                   OTHER      CONTINGENT   UNDERLYING                 ALL OTHER
NAME AND                                                          ANNUAL         STOCK      OPTIONS       LTIP      COMPENSATION
PRINCIPAL POSITION*              YEAR     SALARY      BONUS    COMPENSATION    AWARDS(2)   GRANTED(3)   PAYOUTS(4)       (5)
-------------------             -----  ---------- ---------- -------------- ------------ ------------ ------------ -------------
T. J. Dermot Dunphy ........... 1998    $450,000     $   -0-      $ 3,600     $5,150,000                               $27,100
 Chairman of the Board and      1997     360,000     390,000        3,600      2,733,750                                30,250
 Chief Executive Officer        1996     360,000     390,000        3,600                                               29,000

William V. Hickey ............. 1998     306,250         -0-        3,600      2,575,000                                20,700
 President and                  1997     250,000     225,000        3,600      1,366,875                                23,850
 Chief Operating Officer        1996     222,500     200,000        3,600                                               22,600

J. Gary Kaenzig, Jr. .......... 1998     314,300     260,000       45,603      1,512,813                 $789,262       65,504
 Executive Vice President       1997     298,667     165,000       15,758                    16,166       298,856       19,468
                                1996     252,817     100,000                                 57,970       237,431       20,058

Bruce A. Cruikshank ........... 1998     204,167      85,000        3,600        643,750                                20,500
 Senior Vice President          1997     171,400      80,000        3,600                                               23,650
                                1996     163,500      65,000        3,600        396,000                                22,400

Leonard R. Byrne .............. 1998     214,500     178,300                     740,313                  498,259       26,472
 Vice President                 1997     205,833      80,000                                  5,966       298,856        9,128
                                1996     185,068      70,000                                  7,967       127,221        8,519

----------
* Before the Merger, Messrs. Dunphy, Hickey and Cruikshank were executive officers of Old Sealed Air, Mr. Kaenzig was an executive officer of Old Grace, and Mr. Byrne was an executive of Cryovac.

(1) Annual compensation includes compensation paid by Old Sealed Air or Old Grace, as the case may be, for 1996, 1997 and the first quarter of 1998 and by the Company from March 31, 1998 through the end of 1998. In 1998, the "bonus" column includes a special one-time bonus of $100,000 paid to each of Messrs. Kaenzig and Byrne by Old Grace in connection with the Reorganization, Recapitalization and Merger. Perquisites, other personal benefits, securities and property paid or accrued during each year not otherwise reported did not exceed for any named executive officer the lesser of $50,000 or 10% of the annual compensation reported in the Summary Compensation Table for that individual.

(2) Represents the fair market value on the date of an award of Common Stock made under Sealed Air's Contingent Stock Plan (for shares awarded in
      1998) or under Old Sealed Air's contingent stock plan (for shares awarded prior to 1998) after deducting the purchase price of the shares covered by such award. The total number of unvested shares held by each of the named executive officers as of December 31, 1998 is set forth in the following table, and the fair market values of such unvested shares as of such date are as follows: Mr. Dunphy -- $7,148,750, Mr. Hickey -- $5,667,938, Mr. Kaenzig -- $1,199,969, Mr. Cruikshank -- $1,123,375, and
   Mr. Byrne -- $587,219. As of such date, such awards, all of which were granted with an original vesting period of three years, which has been extended in certain cases, vest as follows:



                                       1999       2000        2001
                                    ---------   --------   ---------
  T.J. Dermot Dunphy ............       -0-      60,000     80,000
  William V. Hickey .............    41,000      30,000     40,000
  J. Gary Kaenzig, Jr. ..........       -0-         -0-     23,500
  Bruce A. Cruikshank ...........    12,000         -0-     10,000
  Leonard R. Byrne ..............       -0-         -0-     11,500

      During the vesting period, recipients of awards are entitled to receive any dividends or other distributions with respect to the unvested shares they hold.

(3) The amounts shown in this column are expressed in shares of the Company's Common Stock. They reflect adjustments in the number of shares covered and the exercise price due to the Reorganization and the Merger (see "Stock Options") as well as prior adjustments made by Old Grace.

(4) The amounts in this column represent awards under Old Grace's Long-Term Incentive Program (see "LTIP"), which the Company discontinued at the time of the Merger.

(5) The amounts in this column for 1998 include, for each of the named executive officers, company contributions to Sealed Air's Profit-Sharing Plan in the amount of $12,800 per person. In addition, for Messrs. Dunphy, Hickey and Cruikshank, the 1998 amounts include premiums paid by the Company for supplemental universal life insurance policies owned by such persons, as follows: Mr. Dunphy: $9,500, Mr. Hickey: $3,100, and Mr.
      Cruikshank: $2,900; and company matching contributions under Sealed Air's Thrift and Tax-Deferred Savings Plan in the amount of $4,800 for each of such persons. In addition, for Messrs. Kaenzig and Byrne, the 1998 amounts include the actuarially determined value of company-paid premiums on "split-dollar" life insurance, as follows: Mr. Kaenzig: $4,381, and Mr. Byrne: $4,617; premiums paid for personal liability insurance, as follows, Mr. Kaenzig: $2,501, and Mr. Byrne: $4,255; company matching contributions to the Sealed Air Thrift Plan for Cryovac Employees and, before the Merger, to Old Grace's Salaried Employees Savings and Investment Plan (the "Savings Plan") as follows: Mr. Kaenzig: $4,800, and Mr. Byrne: $4,800; payment to Mr. Kaenzig of $2,507 because his personal or company contributions to the Savings Plan would be subject to limitations under federal income tax law; and $38,515 earned by Mr. Kaenzig on LTIP compensation.


     Stock Options. Before the Reorganization and Merger, Messrs. Kaenzig and Byrne participated in stock incentive plans maintained by Old Grace. Under the terms of those plans, options were granted at an exercise price equal to the fair market value of Old Grace Common Stock on the date of grant, became exercisable in three approximately equal annual installments beginning one year after the date of grant or upon the earlier occurrence of a "change in control" and had terms of up to ten years and one month.

     Upon the Reorganization and the Merger, the Company terminated these plans except with respect to outstanding options held by Cryovac employees, including Messrs. Kaenzig and Byrne, at the time of the Merger. Such options became options to purchase Common Stock of the Company, and the number of shares covered by and exercise prices of such options were adjusted at the time of the Merger to preserve their economic value. The following table contains information concerning stock options exercised in 1998, all of which were exercised prior to the Merger, including the "value realized" upon exercise (the difference between the total purchase price of the options exercised and the market value at the date of exercise of the shares acquired). The table also shows the value of unexercised "in-the-money" options held at December 31, 1998 (the difference between the aggregate purchase price of all such options held and the market value of the shares of Common Stock covered by such options at December 31, 1998).




                                                                          NO. OF SHARES
                                                                          OF SEALED AIR
                                 NO. OF SHARES OF                          COMMON STOCK           VALUE OF UNEXERCISED
                                     OLD GRACE           VALUE        UNDERLYING UNEXERCISED          IN-THE-MONEY
                                   COMMON STOCK         REALIZED       OPTIONS AT 12/31/98         OPTIONS AT 12/31/98
NAME                           ACQUIRED ON EXERCISE       ($)       EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----------------------------- ---------------------- ------------- --------------------------- --------------------------
 J. G. Kaenzig, Jr. .........         58,328          $2,247,578          14,020/19,410             $142,451/190,293
 L. R. Byrne ................         22,769           1,074,200                0/6,633                     0/64,416

     LTIP. Under Old Grace's LTIP as in effect prior to the Reorganization and the Merger, executive officers and other senior managers (including Messrs. Kaenzig and Byrne) were granted contingent "Performance Units" under which awards could be earned based on shareholder value performance (measured by appreciation in the price of Old Grace Common Stock and dividends paid), as compared to that of the companies in the Standard & Poor's Industrials Index during a three-year "Performance Period." The LTIP was discontinued prior to the Merger, and 1998 LTIP payouts include awards for the 1995-1997 Performance Period, plus pro rata portions of awards for the 1996-1998 Performance Period and the 1997-1999 Performance Period. LTIP payouts could be made in cash or in shares of Old Grace Common Stock.

     Cash payments of LTIP awards could be deferred, earning interest equivalents computed at the prime rate, compounded semiannually. Upon the Merger, the Company assumed responsibility for deferred cash payments for LTIP awards for Cryovac employees, including Messrs. Kaenzig and Byrne. Payments made in Old Grace Common Stock could also be deferred by means of a deferred compensation trust established by old Grace; a new compensation trust for the benefit of Mr. Kaenzig was established by the Company following the Merger to hold deferred LTIP payments that had been made in Old Grace Common Stock and exchanged into shares of Common Stock and Preferred Stock in the Recapitalization. Deferred amounts are generally payable to the participant following termination of employment.

     Pension Arrangements. Prior to the Reorganization and the Merger, Old Grace maintained its Retirement Plan for Salaried Employees (the "Grace Salaried Plan"), in which Messrs. Kaenzig and Byrne participated. Upon the effectiveness of the Merger, the participation of employees of Cryovac (including Messrs. Kaenzig and Byrne) in the Grace Salaried Plan terminated, except for the right to receive pension benefits vested as of the date of the Merger. Annualized vested pension benefits at age 65 under the Grace Salaried Plan for Messrs. Kaenzig and Byrne are $79,104 and $78,362, respectively.

     Old Grace also had a Supplemental Executive Retirement Plan in which Messrs. Kaenzig and Byrne participated under which a covered employee would receive the full pension to which he or she would be entitled in the absence of certain limits imposed under federal income tax law. Upon the effectiveness of the Merger, the participation of employees of Cryovac (including Messrs. Kaenzig and Byrne) in this plan terminated except for the right to receive retirement benefits vested as of the date of the Merger. Annualized vested pension benefits at age 65 under this supplemental plan for Messrs. Kaenzig and Byrne are $93,807 and $58,850, respectively.


REPORT OF THE COMPANY'S ORGANIZATION AND COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The following report of the Company's Organization and Compensation Committee sets forth information about the Company's executive compensation program and the 1998 compensation of the executive officers of the Company named in the Summary Compensation Table included in this Proxy Statement.


  Compensation Philosophy

     The Company's executive compensation program consists of salaries, annual bonuses tied to performance, and awards under the Company's Contingent Stock Plan. The Company's executive compensation philosophy is to provide salaries that are modest when compared with manufacturing companies of comparable size and annual bonuses that are higher than those provided by such companies. The Company also makes substantial awards of its common stock under its Contingent Stock Plan as long-term incentive compensation to its executives when the Committee feels such awards are appropriate. In reaching its decisions, the Committee is guided by its own judgment and those sources of information (including compensation surveys) that the Committee considers reliable. The Company's executive compensation program and philosophy are substantially the same as those of Old Sealed Air.

     This program is designed to provide appropriate incentives toward achieving the Company's annual and long-term strategic objectives, to support a performance-oriented environment based on the attainment of goals and objectives intended to benefit the Company and its stockholders, to create an identity of interests between the Company's executives and its stockholders, and to attract, retain and motivate key executives. The Committee believes that this program effectively provides these incentives as shown by the long-term record of growth and enhancement of stockholder value achieved by Old Sealed Air.

  Salaries and Annual Bonuses

     The Committee is responsible for setting the compensation of the Company's executive officers, including the executive officers listed in the Summary Compensation Table set forth above, and other employees of the Company or any of its domestic subsidiaries with base salaries of $150,000 or more. The Committee conducts an annual compensation review during the first quarter of the year. The Chief Executive Officer of the Company submits salary and bonus recommendations to the Committee for the other executive officers and employees whose compensation is set by the Committee. Following a review of those recommendations, the Committee approves cash bonuses for the prior year and salary rates and cash bonus objectives for the current year for the other executive officers and employees with such modifications to the Chief Executive Officer's recommendations as the Committee considers appropriate. Also, the Committee may adjust salaries for specific executive officers or employees at other times during the year when there are significant changes in the responsibility of such officers or employees.

     The Committee bases its decisions on adjustments to salary and cash bonus objectives principally on changes in the responsibilities of the particular executive and on the Committee's evaluation of the market demand for executives of the capability and experience employed by the Company in relation to the total compensation paid to the particular executive. The Committee sets annual cash bonus objectives at a level that links a substantial portion of each individual's annual cash compensation to attaining the performance objectives discussed below in order to provide appropriate incentives to attaining such objectives.

     Cash bonuses are determined based upon the attainment of corporate and individualized performance objectives for the year in question. The Committee does not apply a fixed weight to corporate or individual performance goals in deciding the amount of cash bonuses, although the Committee generally places greater emphasis on financial performance than on other personal performance objectives. The principal measure of corporate performance used to establish annual cash bonuses is the extent to which the Company achieved its business plan for the year in question. Such business plan is developed by management and approved by the Board of Directors before the beginning of such year. The Committee does not rely exclusively on any single measure of financial performance to measure achievement of the Company's business plan. However, the greatest weight is given to the achievement of budgeted targets for net sales, operating profit, net earnings, and measures of expense control and balance sheet management such as earnings before taxes, interest, depreciation and amortization (commonly called "EBITDA"). The Company does not make its business plans public. Accordingly, the specific financial targets upon which annual cash bonus objectives are based are not publicly available. Executives other than the Chief Executive Officer are also evaluated based upon their attainment of individualized management objectives within their particular areas of responsibility.

     During the first quarter of 1998, the Organization and Compensation Committee of Old Sealed Air conducted a compensation review for the officers of Old Sealed Air, including Messrs. Hickey and Cruikshank, in connection with which the Company's Chief Executive Officer submitted recommendations to that Committee for 1997 cash bonuses, 1998 salary adjustments and 1998 cash bonus objectives, and that Committee approved such recommendations. Performance goals and 1998 cash bonus objectives were established for Messrs. Kaenzig and Byrne following the Merger.

     Cash bonuses for 1998 for Messrs. Kaenzig, Cruikshank and Byrne were determined by the Committee during the first quarter of 1999. These bonuses reflected recognition of the role of certain of such officers in the Merger and the Committee's evaluation of each officer's degree of attainment of other performance goals for 1998. These bonuses also reflect the fact that Sealed Air did not achieve its principal financial objectives during 1998. The bonuses do, however, recognize that certain product lines and geographical areas of the business achieved their 1998 financial objectives. Officers with specific responsibility for these areas of the business received somewhat higher bonuses. The Committee also approved 1999 salary adjustments and 1999 cash bonus objectives for Messrs. Kaenzig, Cruikshank and Byrne during the first quarter of 1999.


  Compensation of the Chief Executive Officer

     The Organization and Compensation Committee of the Company evaluates the performance of the Chief Executive Officer, reviews its evaluation with him, and based on that evaluation and review decides his compensation and performance and bonus objectives. The Organization and Compensation Committee and the Chief Executive Officer believe that his cash compensation should be weighted somewhat toward annual incentive compensation in the form of cash bonuses rather than salary but that, on an overall basis, his compensation should be weighted more heavily toward long-term incentive compensation derived from equity ownership in the Company through its Contingent Stock Plan. Consistent with such philosophy, Mr. Dunphy's salary remained at the same rate from 1991 thru 1997. However, in reflection of the major increase in the scale of the Company's business following the Merger, Mr. Dunphy's annual base salary was increased in April 1998 to $480,000. His base salary, which will remain unchanged in 1999, continues to be low for a business of the Company's size.

     During the first quarter of 1999, the Organization and Compensation Committee and the Chief Executive Officer decided that, because of the Company's failure to achieve its principal financial goals in 1998, he should not receive a cash bonus for 1998. However, the Committee will consider later in 1999 making an award under the Contingent Stock Plan to Mr. Dunphy to both reward and motivate his continued leadership in providing strategic direction to the Company in integrating the Cryovac business with Old Sealed Air, in developing and maintaining an effective management team for the Company and in communicating and implementing a strong corporate culture and vision within and outside the Company.


  Compensation of the Chief Operating Officer

     During the first quarter of 1999, the Organization and Compensation Committee assessed Mr. Hickey's performance in the same manner as Mr. Dunphy's. Specifically, because the Company had failed to achieve its financial objectives during 1998, the Committee decided not to award Mr. Hickey a cash bonus. The Committee also decided to make no change in Mr. Hickey's base salary in 1999. However, the Committee gave a high rating to Mr. Hickey's ability and energy in sharing the leadership role in the business with the Chief Executive Officer and will also consider later in 1999 making an award under the Contingent Stock Plan to Mr. Hickey.

  Contingent Stock Plan

     The Company's Contingent Stock Plan, which is substantially the same as the contingent stock plan of Old Sealed Air, established in 1976, is intended to provide an effective method of motivating performance of key employees, including executive officers of the Company, and of creating an identity of interests in participating employees with the interests of the stockholders. The Plan provides for the award of shares of Common Stock to such key employees of the Company or any of its subsidiaries as the Committee determines to be eligible for awards. It is expected that recipients of awards will retain a substantial portion of the shares awarded to them to foster an identity of interests with the stockholders of the Company.

     Shares of Common Stock issued under this Plan are subject to an option in favor of the Company for three years after they are awarded, or such other period as may be determined by the Committee, to repurchase the shares upon payment of an amount equal to the price at which such shares were issued, which has always been $1.00 per share. This option is exercisable by the Company only upon the termination of an employee's employment during such period other than as a result of death or total disability. Such option terminates upon the occurrence of any of certain events related to change of control of the Company specified in the Plan. Shares of Common Stock issued pursuant to this Plan may not be sold, transferred or encumbered by the employee while the Company's option to repurchase the shares remains in effect. In connection with the Merger, the contingent stock plan of Old Sealed Air was amended to provide that the Merger would not constitute a change of control that would terminate the Company's repurchase option with respect to the shares of the Company's Common Stock issued under that plan before the Merger.

     Awards are made under the Contingent Stock Plan both to reward short-term performance with equity-based compensation and to motivate the recipient's long-term performance. The Organization and Compensation Committee does not intend to follow the practice of making annual or other periodic awards to individuals who are determined to be eligible to participate in the Plan. However, the Organization and Compensation Committee regularly reviews the stock ownership of key employees and, when it deems it appropriate, makes awards under the Plan to reflect the contributions of those individuals to specific Company achievements and to provide motivation toward the achievement of additional strategic objectives. During 1998, all of the executive officers named in the Summary Compensation Table received awards under the Plan.

  Compliance with Section 162(m) of the Internal Revenue Code

     Awards under the Company's Contingent Stock Plan are not subject to the attainment of pre-established objective performance goals. Thus, compensation associated with awards under such Plan to the executive officers named in the Summary Compensation Table, when taken together with their other annual compensation, could become subject to the limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended, under which the Company can deduct for federal tax purposes no more than $1 million of annual compensation paid to any such executive officer.

     The Organization and Compensation Committee's policy is to structure executive compensation to be deductible without limitation where doing so would further the purposes of the Company's executive compensation program. Thus, the Organization and Compensation Committee can authorize extensions of vesting dates for awards under the Company's Contingent Stock Plan. However, the Organization and Compensation Committee believes that compensation of its executive officers can not always be based upon fixed formulas and that the prudent use of discretion in determining compensation will sometimes be in the best interests of the Company and its stockholders. In some cases, the Organization and Compensation Committee in the exercise of such discretion may approve executive compensation that is not fully deductible. In 1998, over $2 million in annual compensation received by Mr. Dunphy was not deductible by the Company under Section 162(m). Such non-deductible compensation was associated with the expiration of the Company's repurchase option on Common Stock awarded under Old Sealed Air's contingent stock plan.



  Stock Performance

     While the Organization and Compensation Committee takes note of the performance of the Company's Common Stock in its compensation decisions, it does not consider such performance to be a principal determinant in making such decisions, since total return to stockholders as reflected in the performance of the Company's stock price is subject to factors affecting the securities markets that are unrelated to the Company's performance.

     Since management compensation is based upon factors relating to the Company's growth and profitability and the contributions of each of its executives to the achievement of the Company's objectives, the Organization and Compensation Committee believes that appropriate incentives are provided to align management's interests with the long-term growth and development of the Company and the interests of its stockholders. The Organization and Compensation Committee also believes that there are many ways in which its executive officers and other executives contribute to building a successful company. While the results of those efforts could eventually appear in the financial statements or be reflected in the Company's stock price, many long-term strategic decisions made in pursuing the Company's growth and development may have little visible impact in the short term.

     The Organization and Compensation Committee notes that the cumulative five-year total return on an investment in Old Sealed Air Common Stock made on December 31, 1993, after giving effect to the conversion into an equivalent number of shares of Common Stock of the Company in the Merger, exceeded that of both the Standard & Poor's 500 Stock Index and the other indices shown in the performance table appearing below. Stockholders of the Company who held shares of Old Sealed Air Common Stock, converted into shares of the Common Stock of the Company in the Merger, throughout the period had a total return of 223% (or an annual compounded return of 26%). This total return compares to a five-year total return of 191% (or an annual compounded return of 24%) for the Standard & Poor's 500 Stock Index, a five-year total return of 87% (or an annual compounded return of 13%) for the manufacturing (specialized) segment of such index and a five-year total return of 51% (or an annual compounded return of 9%) for the composite of the chemicals (specialty) segment and the containers (paper) segment of such index shown in the performance table appearing below.


Organization and Compensation Committee
Alan H. Miller, Chairman     Virginia A. Kamsky
John K. Castle               John E. Phipps
David Freeman

                     COMMON STOCK PERFORMANCE COMPARISONS


     The following graph shows, for the five years ended December 31, 1998, the cumulative total return on an investment of $100 assumed to have been made on December 31, 1993 in Old Sealed Air Common Stock (trading symbol: SEE), after giving effect to a two-for-one stock split effected in 1995 for all periods presented and to the conversion of each share of Old Sealed Air Common Stock into one share of the Company's Common Stock in the Merger. The graph compares such return with that of comparable investments assumed to have been made on such date in (a) the Standard & Poor's 500 Stock Index, and (b) the manufacturing (specialized) segment of such index, the published Standard & Poor's market segment in which the Company has been included following the Merger. The graph also shows a comparison of such return with an arithmetic average of the chemicals (specialty) segment and the containers (paper) segment of such index, the two published Standard & Poor's market segments with which Old Sealed Air was usually compared by the investment community, which was the index used by Old Sealed Air before the Merger.


     Total return for each assumed investment assumes the reinvestment of all dividends on December 31 of the year in which such dividends were paid. Neither Old Sealed Air nor, since the Merger, the Company has paid any cash dividends on its common stock during this five-year period.


     Since the Merger, the Company's Common Stock and Preferred Stock have been listed on the New York Stock Exchange (trading symbols: SEE and SEE PrA, respectively).

[THE NARRATIVE AND/OR TABULAR INFORMATION BELOW IS A FAIR AND
ACCURATE DESCRIPTION OF GRAPHIC OR IMAGE MATERIAL OMITTED FOR
THE PURPOSE OF EDGAR FILING.]


                                                      1993      1994      1995      1996      1997      1998
                                                      ----      ----      ----      ----      ----      ----
SAC (SEE)                                           $100.00   $114.62   $177.08   $263.24   $390.51   $322.92
Composite Containers (Paper)/Chemicals (Specialty)  $100.00   $104.61   $107.50   $126.36   $136.68   $151.24
Composite S&P 500                                   $100.00   $101.29   $138.88   $170.38   $226.77   $291.04
Manufacturing (Specialized)                         $100.00   $106.85   $148.43   $165.60   $203.06   $187.15


                             SELECTION OF AUDITORS


     The Company, after authorization by the Board of Directors, has engaged KPMG LLP ("KPMG") as its independent accountants to examine and report on the Company's financial statements for the fiscal year ending December 31, 1999, subject to ratification of such engagement by the stockholders at the Annual Meeting. KPMG has acted as the auditors for Old Sealed Air since 1963 and for the Company since April 2, 1998 and is considered well qualified. Proxies received in response to this solicitation will, in the absence of contrary specification, be voted in favor of ratification of such appointment.


     A representative of KPMG is expected to be present at the Annual Meeting. Such representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.


CHANGE OF AUDITORS IN 1998


     On April 2, 1998, after the Merger, upon approval by the Board of Directors, the Company engaged KPMG as its independent accountants to examine and report on the Company's financial statements for the fiscal year ending December 31, 1998. The stockholders ratified such engagement at the Company's 1998 Annual Meeting. Old Sealed Air had consulted with KPMG concerning the accounting treatment of the Merger. In accordance with the advice of KPMG, the Merger was treated as a purchase by the Company of Old Sealed Air.


     On April 2, 1998, the Company dismissed Price Waterhouse LLP, now named PricewaterhouseCoopers LLP ("PWC"), as its independent accountants for the fiscal year ending December 31, 1998. The reports of PWC on the financial statements of the Company for the fiscal years ended December 31, 1996 and 1997 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits conducted by PWC for the fiscal years ended December 31, 1996 and 1997 and through April 2, 1998, the Company had no disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PWC, would have caused them to make reference thereto in their report on the financial statements for such years and periods. During the years ended December 31, 1996 and 1997 and through April 2, 1998, there were no reportable events (as defined in the SEC's Regulation S-K, Item 304(a)(1)(v)). On April 2, 1998, the Company requested that PWC furnish it with a letter addressed to the SEC stating whether or not PWC agreed with the above statements. Copies of such letters dated April 2, 1998 and April 24, 1998 were filed as Exhibits to the Current Report on Form 8-K, Date of Report April 2, 1998, filed by the Company with the SEC on April 6, 1998, as amended by Form 8-K/A filed with the SEC on April 29, 1998. Prior to the Merger, the Company consulted with PWC concerning the accounting treatment of the Merger. In accordance with the advice of PWC, the Merger was treated as a purchase by the Company of Old Sealed Air.


               STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING


     In order for stockholder proposals for the 2000 Annual Meeting of Stockholders to be eligible for inclusion in the Company's Proxy Statement, they must be received by the Company at its principal office in Saddle Brook, New Jersey, directed to the attention of the Secretary, no later than December 2, 1999. If any stockholder fails to notify the Company on or before February 14, 2000 of a proposal to be presented at the 2000 Annual Meeting, management may use its discretionary voting authority to vote on such proposal even if the matter is not discussed in the Company's Proxy Statement for the 2000 Annual Meeting.

                                 OTHER MATTERS


     The expenses of preparing, printing and mailing this notice of meeting and proxy material and all other expenses of soliciting proxies will be borne by the Company. Corporate Investor Communications, Inc., Carlstadt, New Jersey ("CIC"), will solicit proxies by personal interview, mail, telephone, facsimile, Internet or other means of electronic transmission and will request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock or Preferred Stock held of record by such persons. The Company will pay CIC a fee of $17,000 covering its services and will reimburse CIC for payments made to brokers and other nominees for their expenses in forwarding soliciting material. In addition, directors, officers and employees of the Company, who will receive no compensation in addition to their regular salary, if any, may solicit proxies by personal interview, mail, telephone, facsimile, Internet or other means of electronic transmission.


     The Company does not know of any matters to be presented at the meeting other than those set forth in this Proxy Statement. However, if any other matters come before the meeting, it is intended that the holders of the proxies may use their discretion in voting thereon.


                                  By Order of the Board of Directors

                                          H. KATHERINE WHITE
                                             Secretary



Saddle Brook, New Jersey
March 31, 1999

                                                                        ANNEX A


                              PROPOSED AMENDMENTS
                           TO THE COMPANY'S CHARTER

     The following sets forth how Articles SEVENTH, FIFTEENTH and SIXTEENTH of the Amended and Restated Certificate of Incorporation of the Company (the "Company's Charter") shall read if approved by the stockholders at the Annual Meeting. The Company is referred to below as the "Corporation".


I. ARTICLE SEVENTH SHALL BE AMENDED TO READ AS FOLLOWS:

     SEVENTH: In furtherance, and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

     A. To adopt, amend or repeal the by-laws of the Corporation;

     B. To authorize and cause to be executed mortgages and liens, with or without limit as to amount, upon the real and personal property of the Corporation;

     C. To authorize the guaranty by the Corporation of securities, evidences of indebtedness and obligations of other persons, corporations and business entities;

     D. By resolution adopted by a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the Corporation, which, to the extent provided in the resolution, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The members of any such committee present at any meeting and not disqualified from voting may, whether or not they constitute a quorum, unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member.

All corporate powers of the Corporation shall be exercised by the Board of Directors except as otherwise provided herein or by law.


II. ARTICLE FIFTEENTH SHALL BE AMENDED TO READ AS FOLLOWS:

     FIFTEENTH: Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Amended and Restated Certificate of Incorporation to elect additional directors under specific circumstances, whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, the meeting and vote of stockholders may be dispensed with if a written consent to such corporate action is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; provided that prompt notice must be given to all stockholders of the taking of corporate action without a meeting and by less than unanimous written consent.


III. ARTICLE SIXTEENTH SHALL BE AMENDED TO READ AS FOLLOWS:

     SIXTEENTH: Each director, other than those who may be elected by the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Amended and Restated Certificate of Incorporation, shall hold office until a successor is elected at the next succeeding annual meeting of stockholders and qualified or until such director's earlier resignation or removal. Regardless of the foregoing sentence, in the case of directors designated as Class I directors elected at the annual meeting of stockholders held in 1999, such directors shall hold office until a successor is elected at the annual meeting of stockholders held in 2002 and qualified or until such director's earlier resignation or removal, and in the case of directors designated as Class III directors prior to the annual meeting of stockholders held in 1999, such directors shall hold office until a successor is elected at the annual meeting of stockholders held in 2001 and qualified or until such director's earlier resignation or removal.


"MARKED VERSION" OF PROPOSED AMENDMENTS TO THE COMPANY'S CHARTER.

     The following "marked version" illustrates the changes that would be made to the existing Articles SEVENTH, FIFTEENTH and SIXTEENTH of the Company's Charter if approved by the stockholders at the Annual Meeting. Language that would be added is in italics and language that would be deleted is struck out.


I. CHANGES THAT WOULD BE MADE TO EXISTING ARTICLE SEVENTH:

     SEVENTH: In furtherance, and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

     A. To adopt, amend or repeal the by-laws of the Corporation; [strike-outs begin] provided, however, that the by-laws adopted by the Board of Directors under the powers hereby conferred may be amended or repealed by the Board of Directors or by the stockholders having voting power with respect thereto, provided further that in the case of amendments by stockholders, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to alter, amend or repeal any provision of the by-laws; [strike-outs end]

     B. To authorize and cause to be executed mortgages and liens, with or without limit as to amount, upon the real and personal property of the Corporation;

     C. To authorize the guaranty by the Corporation of securities, evidences of indebtedness and obligations of other persons, corporations and business entities;

     D. By resolution adopted by a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the Corporation, which, to the extent provided in the resolution, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The members of any such committee present at any meeting and not disqualified from voting may, whether or not they constitute a quorum, unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member.

     All corporate powers of the Corporation shall be exercised by the Board of Directors except as otherwise provided herein or by law. [strike-outs begin] Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with paragraph A of this ARTICLE SEVENTH. [strike-outs end]


II. CHANGES THAT WOULD BE MADE TO EXISTING ARTICLE FIFTEENTH:

     FIFTEENTH: Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Amended and Restated Certificate of Incorporation to elect additional directors under specific circumstances, [strike-outs begin] any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing in lieu of a meeting of such stockholders. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this ARTICLE FIFTEENTH [strike-outs end][italics begin] whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, the meeting and vote of stockholders may be dispensed with if a written consent to such corporate action is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; provided that prompt notice must be given to all stockholders of the taking of corporate action without a meeting and by less than unanimous written consent. [italics end]


III. CHANGES THAT WOULD BE MADE TO EXISTING ARTICLE SIXTEENTH:


     SIXTEENTH: [strike-outs begin] Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Amended and Restated Certificate of Incorporation to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed, and may be increased or decreased from time to time, in such manner as may be prescribed by the by-laws.


     Unless and except to the extent that the by-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.


     The directors, other than those who may be elected by the holders of any series of Preferred Stock many other series or class of stock as set forth in this Amended and Restated Certificate of Incorporation, shall be divided into three classes, to nearly equal in number as possible. One class of directors shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 1997, another class shall be initially elected of for expiring at the annual meeting of stocholders to be held in 1998 and another class shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 1999. Members of each class shall hold office until their successors are elected and qualified. At each succeedding annual meeting of the stockholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected by a plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.


     Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Amended and Restated Certificate of Incorporation to elect additional directors under specified circumstances any director may be removed from office at any time by the shareholders but only for cause.


     Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class shall be required to amend, repeal or adopt any provision inconsistent with this ARTICLE SIXTEENTH. [strike-outs end] [italics begin]


     Each director, other than those who may be elected by the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Amended and Restated Certificate of Incorporation, shall hold office until a successor is elected at the next succeeding annual meeting of stockholders and qualified or until such director's earlier resignation or removal. Regardless of the foregoing sentence, in the case of directors designated as Class I directors elected at the annual meeting of stockholders held in 1999, such directors shall hold office until a successor is elected at the annual meeting of stockholders held in 2002 and qualified or until such director's earlier resignation or removal, and in the case of directors designated as Class III directors prior to the annual meeting of stockholders held in 1999, such directors shall hold office until a successor is elected at the annual meeting of stockholders held in 2001 and qualified or until such director's earlier resignation or removal. [italics end]

[SEALED AIR CORPORATION LOGO]




                                        March 31, 1999

Dear Fellow Stockholder:

     Enclosed with this letter is our proxy material in connection with the Annual Meeting of Stockholders of Sealed Air Corporation to be held on May 21, 1999. In addition to the proposals to elect members of your Board of Directors and to ratify the selection of auditors, you are being asked to repeal three provisions in the Company's Charter that were inherited from W.R. Grace & Co. when the Sealed Air and Cryovac businesses were merged in March 1998. THESE PROVISIONS LIMIT YOUR ABILITY AS A STOCKHOLDER TO TAKE CERTAIN ACTIONS OTHERWISE PERMITTED UNDER DELAWARE LAW.

YOUR BOARD RECOMMENDS THAT YOU VOTE FOR THE REPEAL OF THESE PROVISIONS:

     a) Provisions requiring a classified board and removal of directors only for cause (item 3 on your proxy card):

   Repeal of these provisions will restore to shareholders the right to elect the entire board at each annual meeting of stockholders thereby enhancing the accountability of the Board of Directors to the stockholders. The election of directors is the primary avenue for stockholders to influence corporate policies and to hold management accountable for its implementation of those policies. WE BELIEVE THAT THE BEST INTERESTS OF STOCKHOLDERS ARE SERVED BY ELECTING ALL DIRECTORS ANNUALLY.

     b) A provision prohibiting stockholder action by written consent (item 4 on your proxy card):

   Repeal of this provision will enable stockholders to take action by written consent -- that is, stockholders would have the right to take action by obtaining the necessary number of signed written consents without waiting for the next annual meeting of the stockholders. REPEAL OF THIS PROVISION WOULD GIVE STOCKHOLDERS ADDITIONAL MEANS TO EXERCISE THEIR RIGHTS THROUGH THE CORPORATE GOVERNANCE PROCESS.

     c) A provision requiring 80% stockholder vote to amend the Company's by-laws (item 5 on your proxy card):

   The requirement to obtain the affirmative votes of 80% of the voting power of the Company's stock in order to amend the Company's by-laws presents a high hurdle for stockholders. As a practical matter, the Company never receives the vote of 100% of the voting power on any issue. This means that more than 80% of stockholders voting on an issue must agree before a proposal can pass. THE COMPANY RECOMMENDS THAT THE 80% REQUIREMENT BE REMOVED TO ENABLE AMENDMENTS TO THE COMPANY'S BY-LAWS TO BE MORE READILY APPROVED BY THE COMPANY'S STOCKHOLDERS.

THE BOARD OF DIRECTORS BELIEVES THAT THESE PROVISIONS ARE NOT IN YOUR BEST INTERESTS AND THAT YOU SHOULD VOTE TO REPEAL THESE PROVISIONS.


     The repeal of these inherited provisions requires the affirmative vote of at least 80% of the combined voting power of the Company's stock, so it is particularly important that you vote in favor of these amendments. The Company strongly believes in the stockholder's right to influence the Company's future. At this year's Annual Meeting, the Company again seeks your support to repeal these inherited provisions.


     Regardless of the number of shares of Common Stock or Preferred Stock you own, it is important that they be represented and voted at the meeting. PLEASE PROMPTLY SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE RETURN ENVELOPE PROVIDED OR VOTE BY TELEPHONE OR VIA THE INTERNET BY FOLLOWING THE INSTRUCTIONS FOR VOTING SET FORTH IN THE ATTACHED PROXY STATEMENT AND ON YOUR PROXY CARD. Your prompt cooperation is appreciated.


     On behalf of your Board of Directors, we thank you for your continued support.


                                        Sincerely,


                                        /s/ T.J. Dermot Dunphy
                                        ----------------------------------
                                        T.J. DERMOT DUNPHY
                                        Chairman of the Board and
                                        Chief Executive Officer


                         PLEASE VOTE YOUR PROXY TODAY
                            YOUR VOTE IS IMPORTANT!

                                        X
PLEASE MARK YOUR
VOTES AS IN THIS
EXAMPLE.

2905

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF ALL CLASS I DIRECTORS AND FOR PROPOSALS 2 THROUGH 5. IF NO CHOICE IS SPECIFIED, THIS PROXY WHEN PROPERLY SIGNED AND RETURNED WILL BE VOTED FOR ELECTION OF ALL CLASS I DIRECTORS AND FOR PROPOSALS 2 THROUGH 5. PLEASE DATE AND SIGN AND RETURN THIS PROXY PROMPTLY.

1. Election of Class I Directors.
  (See reverse)

  FOR          WITHHELD

For, except vote withheld from the following nominee(s):




2. Ratification of the appointment of KPMG LLP as the independent auditors for the year ending December 31, 1999.






  FOR   AGAINST ABSTAIN

AMENDMENTS OF CERTIFICATE OF INCORPORATION
TO REPEAL SUPERMAJORITY PROVISIONS:

  FOR   AGAINST ABSTAIN


3. Repeal classified board and removal only for cause.


4. Repeal prohibition of stockholder action by written consent.


5. Repeal supermajority requirements for stockholder amendments to by-laws.


6. In accordance with the Proxy Committee's discretion, upon such other matters as may properly come before the meeting.




Please mark this box if you plan to attend the Annual Meeting.


The signer hereby revokes all proxies previously given by the signer to vote at the 1999 Annual Meeting and any adjournments and acknowledges receipt of the Proxy Statement dated March 31, 1999.


-------------------------------------------------------------------------------
SIGNATURE (S)                                        DATE
-------------------------------------------------------------------------------

NOTE: Please sign EXACTLY as name appears above. When signing on behalf of a corporation, estate, trust or other stockholder, please give its full name and state your full title or capacity or otherwise indicate that you are authorized to sign.



                              FOLD AND DETACH HERE

If voting by telephone or via the Internet, please see instructions below.

          YOU CAN NOW VOTE YOUR SHARES BY TELEPHONE OR VIA THE INTERNET

                             Sealed Air Corporation

Dear Stockholder,

We encourage you to take advantage of two new convenient ways to vote your shares. You may now vote your shares by telephone or via the Internet twenty-four hours a day, seven days a week. This eliminates the need to return the proxy card.

TO VOTE BY TELEPHONE:

1. If you have a touch-tone telephone, call 1-800-OK2-VOTE. This is a TOLL-FREE number. You may call 24 hours a day until May 21, 1999 at 9:00 a.m. local time in New Jersey. Outside of the U.S. and Canada call 1-201-324-0377.

2. Enter your Control Number, which is located in the box above.

3. To vote as the Board of Directors recommends on ALL proposals, press 1. If you wish to vote on each proposal separately, press 2 and follow the recorded instructions.

4. Following voting, also confirm if you plan to attend the meeting in Saddle Brook, New Jersey.

Your vote on all proposals will be repeated and you will have an opportunity to confirm it

TO VOTE VIA THE INTERNET:

1. Go to the following website: http://www.vote-by-net.com. You may vote 24 hours a day through May 20, 1999.

2. Enter your Control Number, which is located in the box above.

3. Follow the on-line instructions on your computer screen.

Your telephone or Internet vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

IF YOU VOTE BY MAIL OR VIA THE INTERNET, YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.

                  YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

                                        P
                                        R
                                        O
                                        X
                                        Y

              SEALED AIR CORPORATION PROXY/VOTING INSTRUCTION CARD

                 FOR 1999 ANNUAL MEETING OF STOCKHOLDERS

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints William V. Hickey, Daniel S. Van Riper and H. Katherine White, or a majority of them as shall act (or if only one shall act, then that one) (the "Proxy Committee"), proxies with power of substitution to act and vote at the Annual Meeting of Stockholders of Sealed Air Corporation (the "1999 Annual Meeting") to be held at 10:00 a.m. local time on May 21, 1999 at the Saddle Brook Marriott, Garden State Parkway at I-80, Saddle Brook, New Jersey 07663-5894 and at any adjournments thereof. The Proxy Committee is directed to vote as indicated on the reverse side and in their discretion upon any other matters that may properly come before the 1999 Annual Meeting.

If the undersigned is a participant in Sealed Air Corporation's Profit-Sharing Plan or its Thrift Plan for Cryovac Employees and has stock of Sealed Air Corporation allocated to his or her account, then the undersigned instructs the trustee of such plan to vote such shares of stock, in person or by proxy, in accordance with the instructions on the reverse side at the 1999 Annual Meeting and any adjournments thereof and in their discretion upon any other matters that may properly come before the 1999 Annual Meeting. The terms of each plan provide that shares for which no voting instructions are received will be voted in the same proportion as shares are voted for participants who provide voting instructions.

Election of Class I Directors,
Nominees:
01. Hank Brown
02. John K. Castle
03. Charles F. Farrell, Jr.
04. Alan H. Miller
Comments:
------------------------------------------------------

------------------------------------------------------

------------------------------------------------------

------------------------------------------------------

PLEASE MARK, DATE AND SIGN YOUR PROXY ON THE REVERSE SIDE AND MAIL IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD (OR UNLESS YOU VOTE PROPERLY BY TELEPHONE OR VIA THE INTERNET). THIS PROXY WILL BE VOTED AS INDICATED ON THE REVERSE SIDE.



                                   SEE REVERSE
                                      SIDE

                              FOLD AND DETACH HERE